EXHIBIT 10.1
Distribution Agreement

On and between:

Magnegas Corporation
35246 US 19#311
Palm Harbor FL 34684
Hereinafter known as the “Supplier”

Boca Bio-Fuels, Inc
5076 Nifda Drive
Smyrna, GA 30080
Hereinafter known as the “Distributor”

Whereas, the Supplier wishes to supply the Products in the Territory and the Distributor wishes to buy the Products from the Supplier to sell them on its own account to the Customers in the Territory; this agreement, entered in on October 26, 2008 on by and between Magnegas Corporation (Supplier) and Boca BioFuels, Inc. (Distributor) is as follows:

1)      The Supplier wishes to appoint the Distributor as its authorized exclusive distributor for the welding and cutting Customers in the Territory and the Distributor wishes to accept such appointment.

2)      The Supplier and the Distributor have entered into this document to record the terms of their agreement.

OPERATIVE PROVISIONS

Nature of Agreement

1.          This Agreement establishes the relationship between the Supplier and the Distributor for the sale of the Products by the Distributor on the Distributor’s own account to the Customers in the Territory.

2.           Nothing in this Agreement establishes or creates a principal and agent relationship or a partnership or joint venture or franchise between the parties.

3.          The Distributor acknowledges that it is a commercial buyer and that it is not a consumer and that it is buying the Products for the purpose of re-sale or supply on its own account to the Customers.

4.           Each contract for the supply of the Products by the Supplier to the Distributor shall incorporate the terms of this Agreement.

Appointment

5.           The Supplier appoints the Distributor as the exclusive distributor of the Products to the Customers in the Territory of the greater Atlanta area, on the terms set out in this Agreement.

6.           The Distributor accepts appointment as the exclusive distributor of the Products to the Customers in the Territory, on the terms set out in this Agreement.

General Terms

7.           The Distributor is hereby designated as an exclusive Distributor for the Greater Atlanta Area for the reselling of Magnegas Industrial Gas for metal cutting and welding.  This Distributor agreement only applies to Magnegas specifically used for the metal cutting and welding market.  It does not include all other markets for Magnegas including the automotive market, natural gas market, industrial gas market, propane market, machinery power market or any other market in which the gas is not directly used for metal cutting and welding.

8.          The Supplier will provide 200 Cu. Ft. cylinders of Magnegas ordered by Customer at the cost of $30.00 per cylinder, FOB Factory in Tarpon Springs Florida.  Distributor and Supplier shall share equally the cost to transport orders from factory in Tarpon Springs to Distributor. Terms for payment are net 30 days.  Supplier has the right to reasonably change the price of the cylinders with 30 days written notice to the Distributor.

9.           The Distributor will be responsible for invoicing the customer and end –users and collecting all retail payments.

10.         The Supplier will provide training for the initial Sales and Marketing agent of the Distributor for a period of up to one week at the Tarpon Springs facility, with reasonable on site sale call support, phone and email assistance.

11.        The Distributor will purchase a minimum of an average of 100 in order to remain an exclusive distributor.    Distributor acknowledges that in the second year, a minimum of an average of 250 cylinders per month will be required to remain an exclusive distributor and this minimum will reasonably increase each year thereafter.

12.           The Supplier shall not appoint other Distributors in the Territory for the metal cutting and welding market.  However it is authorized to appoint other Suppliers in the Territory and other Distributors for markets other than the metal cutting and welding market such as the automotive market, natural gas market, propane market and any other market in which the gas is not used for metal cutting and welding.

13.           The cylinders are and will remain the property of the Supplier and will be returned for refill only by the Supplier. Any lost Cylinders or damages to Cylinders that prevent the filling of them will be charged to the Distributor, including any loss use of cylinders or lost cylinders at a flat fee of $300.00 / per cylinder replacement fee. Damaged valves or missing cylinder caps will be billed at market fee cost for replacing or repairing.

14.           Should the Distributor direct a customer to the Supplier for a direct sale, due to their high volume or bulk requirements, a 7% commission will be paid to the Distributor, payable within 30 days of receipt of the full payment from said customer.

15.           The Supplier will assist the Distributor with sales and sales leads whenever possible.

Representations

16.           The Distributor has or will obtain all necessary approvals, authorities and permits (however described) from any competent authority to act as the Distributor of the Supplier in the Territory.  Distributor understands that various regulatory permits may be necessary in order to distribute the product.

17.           The Distributor has or will obtain the necessary and reasonable commercial, technical and marketing skills and resources to distribute the Products in the Territory.

18.           The Distributor has examined all information relevant to risks, contingencies and other circumstances which could affect its ability to carry out its obligations under this Agreement and the likely profitability to it of this Agreement and which is obtainable by making reasonable enquiries inquiries and the Distributor has satisfied itself that it has the resources it requires to properly implement this Agreement.

Territory

19.           The Territory consists of the Greater Atlanta Area (meaning the City of Atlanta, Georgia and all territory within 60 miles of the City of Atlanta, Georgia).

20.           The Distributor must not solicit orders for supply, supply or attempt to supply, the Products outside the Territory without the written consent of the Supplier. The Distributor acknowledges to the Supplier that this restriction is lawful, reasonable and necessary to protect the market of the Supplier for the supply of Products outside the Territory.

Term

21.           The Terms of this agreement are for a one year period from the date of the signature of this agreement, renewable by both parties and shall automatically renew annually providing provided the minimum average monthly purchase is met.  Beginning in the second year, the minimum average monthly purchase will be 250 cylinders and will increase reasonably each year thereafter. This minimum will be required in order for the Distributor to remain exclusive to the Territory.

Confidentiality

22.           The Distributor must ensure that it preserves the confidentiality of any Confidential Information.

23.           Any Confidential Information received or obtained by the Distributor from the Supplier under or as a result of this Agreement will not be used by the Distributor for any purpose other than the proper performance of this Agreement, and will be kept confidential and will not be disclosed by the Distributor, except to the extent that the Confidential Information is disclosed as required by a law or a competent court.

24)           If a party intends to make a public announcement in connection with this Agreement, that party must refrain from making the announcement until the other parties have approved the form and content of the announcement.  Such approval must not to be unreasonably withheld or delayed (to the extent lawfully allowable).

This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes as all prior written or verbal agreements.

Signed

____________________________ Richard Connelly, President Magnegas Corporation	_______________________ Don Lenci, President Boca Biofuels, Inc.